Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Worthington Steel, Inc. 401(k) Retirement Savings Plan

We consent to the incorporation by reference in the Registration Statements (No. 333-275817) filed on Form S-8 of Worthington Steel, Inc. and the Worthington Steel, Inc. 401(k) Retirement Savings Plan (sometimes known as the Worthington Steel, Inc. Retirement Plan) of our report dated June 20, 2024 with respect to the financial statements and supplemental schedule of the Worthington Steel, Inc. 401(k) Retirement Savings Plan (sometimes known as the Worthington Steel, Inc. Retirement Plan) as of and for the fiscal year ended December 31, 2023, which report appears in the Annual Report on Form 11-K of the Worthington Steel, Inc. 401(k) Retirement Savings Plan for the fiscal year ended December 31, 2023.

/s/ Meaden & Moore, Ltd.

Certified Public Accountants

Cleveland, Ohio

June 20, 2024